As filed with the Securities and Exchange Commission on March 2, 2006

Registration No. 333-130290

Registration No. 811-08387

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2

TO

FORM N-5

REGISTRATION STATEMENT OF SMALL BUSINESS INVESTMENT COMPANY

UNDER THE SECURITIES ACT OF 1933 AND THE INVESTMENT COMPANY ACT OF 1940

WATERSIDE CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Waterside Capital Corporation 500 East Main Street, Suite 800 Norfolk, Virginia 23510 (757) 626-1111	J. Alan Lindauer President and Chief Executive Officer Waterside Capital Corporation 500 East Main Street, Suite 800 Norfolk, Virginia 23510 (757) 626-1111
(Address of principal executive offices)	(Name and address of agent for service)

With a copy to:

Bradley A. Haneberg, Esq.

Kaufman & Canoles, P.C.

Three James Center

1051 East Cary Street, 12th Floor

Richmond, Virginia 23219

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the Effective Date of this Registration Statement.

WE HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL WE SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

Explanatory Note: This Amendment No. 2 to the Registration Statement is being filed for the sole purpose of filing an additional exhibit.

EXHIBIT INDEX

1. Amended and Restated Articles of Incorporation of the Registrant, incorporated by reference to Exhibit 1 to Financial Statements and Exhibits on Form N-5/A as filed with the Securities and Exchange Commission on January 9, 1999.**

2. Amended and Restated Bylaws of the Registrant, incorporated by reference to Exhibit 2 to Financial Statements and Exhibits on Form N-5/A as filed with the Securities and Exchange Commission on January 9, 1999.**

3. Specimen common stock certificate, incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 2 to the Registrant’s Registration Statement on Form N-5, Registration No. 333-36709 as filed with the Securities and Exchange Commission on January 9, 1998.**

4. None.

5. See Exhibits 1 and 2.**

6. None.

7. None.

8. The Registrant’s License From the Small Business Administration, incorporated by reference to Exhibit 8 to Financial Statements and Exhibits on Form N-5/A as filed with the Securities and Exchange Commission on January 9, 1999.**

9. None.

10. None.

11. Opinion of Kaufman & Canoles, P.C.*

12. None.

13. Waterside Capital Corporation Code of Ethics**

*	Filed herewith
**	Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, and the Commonwealth of Virginia, on the 2nd day of March, 2006.

WATERSIDE CAPITAL CORPORATION

By:	/s/ J. Alan Lindauer
Name:	J. Alan Lindauer
Title:	President and Chief Executive Officer

Date: March 2, 2006

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* J. Alan Lindauer	President, Chief Executive Officer and Director (Principal Executive Officer)	March 2, 2006

/s/ GERALD T. MCDONALD Gerald T. McDonald	Chief Financial Officer, Secretary and Treasurer (Principal Accounting Officer)	March 2, 2006

* James E. Andrews	Director	March 2, 2006

* J.N. Whiting Chisman, Jr.	Director	March 2, 2006

* Eric L. Fox	Director	March 2, 2006

* Marvin S. Friedberg	Director	March 2, 2006

* Roger L. Frost	Director	March 2, 2006

* Ernest F. Hardee	Director	March 2, 2006

* Henry V. Harris, III	Director	March 2, 2006

* Robert I. Low	Director	March 2, 2006

* Peter M. Meredith, Jr.	Director	March 2, 2006

* Augustus C. Muller	Director	March 2, 2006

* Juan M. Montero, II	Director	March 2, 2006

* R. Scott Morgan	Director	March 2, 2006

* T. Richard Litton	Director	March 2, 2006

* By:	/s/ Gerald T. McDonald
Gerald T. McDonald
Attorney-in-Fact
March 2, 2006